Exhibit 99.1
Contact:  Gary Sproule, CFO
          Chief Financial Officer
          818 668 2297

YOUBET.COM REPORTS CONTINUED RECORD REVENUE GROWTH, INCREASED OPERATING CAPACITY FOR THIRD QUARTER OF 2003

Woodland Hills, CA, October 28, 2003 - YOUBET.COM, INC. (NASDAQ: UBET), a leading online wagering company and the largest provider of horse racing content in the United States, today announced continued strong gains in its online horse race wagering business for the third quarter of 2003, marking the sixth consecutive quarter in which the Company has produced net revenue growth. Youbet also said it substantially increased operating capacity during the quarter.

Gross handle, comprising the majority of the Company's revenues, increased 57 percent to $72.5 million in the third quarter of 2003, compared to $46.3 million in the comparable period in 2002. For the first nine months of 2003, gross handle was $206.8 million, an 83 percent increase over $112.9 million handled by the Company during the same period in the prior year.

"We had an exceptionally solid quarter in virtually every respect," said Charles
F. Champion, Chairman and Chief Executive Officer of Youbet. "Our record growth in handle year over year is also impressive when compared to our extraordinary performance during the prior quarter this year, which included the Triple Crown," Champion said. "It appears that we have become the year-round website of choice for true horse racing enthusiasts," he added.

Net revenue grew to $4.8 million for the third quarter of 2003, compared to net revenues of $2.6 million in the second quarter of 2002. For the nine months ended September 30, 2003, net revenues grew to $13.3 million, more than double the $6.6 million produced in the identical period of 2002, due to the Company's increases in handle year-over-year.

"We completed several steps during the quarter in the human resource and technology areas to build and strengthen our foundation for future growth," Champion said. "We attracted two outstanding marketing experts to implement our new regional track marketing program, assigned a veteran Youbet manager to head our worldwide Mobile Products project, and substantially expanded Youbet's technological capacity a result of increased programming efficiency accomplished by our engineers," Champion explained.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $703,482 for the third quarter of 2003, an improvement of $1.4 million over the same quarter in 2002. Year-to-date, EBITDA grew to $1.8 million representing an increase of more than $5.0 million for the nine months ended September 30, 2003 compared to the same period in 2002.

 "After 20 months of intensive work, it should be clear to our shareholders and competitors alike that we have completed the transition from restructuring to core profitability," Champion said. "Youbet's employees and management team have also brought us to a point where we are extremely well positioned for growth," Champion added. "Now, we are concentrating as intensively on long-term shareholder value as we once did on survival," he concluded.

Other Operating Expenses for the third quarter were $4.1 million, a 24 percent increase over the same quarter in 2002. For the nine months ended September 30, 2003, expenses grew 17 percent to $11.6 million, compared to the first nine months of 2002.

Youbet said its largest single increase in operating expenses during the third quarter was attributable to legal fees in connection with Youbet's dispute with a shareholder, ODS Technologies, doing business as TVG. A related court order requires Youbet to supply all its shareholders with additional information on the potential consequences if TVG exercises certain warrants prior to their expiration in May 2004.

Youbet said it would soon reissue a proxy statement and announce the date and time of the Company's rescheduled annual meeting. Management said it expects that the new proxy will contain the same key proposals as the prior document, including one calling for staggered election of directors and another for a super majority vote to approve changes in Company articles and by-laws, and that the proxy will fully comply with the court's order.

Further, Youbet said it is going to arbitration to address issues closely related to its dispute with TVG, including whether Youbet's proxy proposals are allowable under the conditions set down when the warrants were issued, and whether or not the exercise price of TVG's warrants should be adjusted downward due to Youbet's refinancing activities since the issuance of the warrants. The Company said it expects the arbitration hearings to be completed by the end of 2003.

QUARTERLY OPERATING HIGHLIGHTS

o Youbet's handle from telephony increased to 6 percent of total handle from 4 percent in the prior quarter.

o Youbet announced the promotion of Joe Hasson to General Manager of Mobile Products for North and South America, Asia and Europe.

o Youbet announced that David Bonfield, a publishing and marketing expert, and Jeff True, an experienced marketer and a15-year veteran of the horse racing industry, have joined the Company as regional General Managers of Youbet's business development program.

o Youbet has been named among the top 50 fastest growing technology companies in North America in 2003, according to the Deloitte Technology Fast 500, a survey by the national accounting firm, Deloitte & Touche.

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness horse racing content in the United States. Members have the ability to watch and, in most states, the ability to wager on virtually 100% of all major domestic horse racing content via Youbet.com's exclusive closed-loop network. Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering and value-added handicapping products.

You.bet.com is a patent and content licensee and maintains strategic relationships with TVG, an indirect subsidiary of Gemstar-TV Guide International, Inc. (Nasdaq NMS: GMST) and MEC Pennsylvania Racing, part of Magna Entertainment Corp. (Nasdaq NMS: MIEC). Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby.

Youbet.com operates Youbet.com TotalAccessTM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.Youbet.com.

Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," potential," "continue" or "pursue," or the negative or other variations thereof or comparable terminology used in Youbet's press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company's filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the outcome of our ongoing arbitration and related dispute with TVG; the timely development and market acceptance of new products and technologies; our ability to secure additional sources of financing; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

                                YOUBET.COM, INC.
                       STATEMENT OF OPERATIONS (UNAUDITED)
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

                                                     Q3 2003                 Q3 2002             Change
                                                        (In thousands except per share amounts)
Handle                                        $     72,533            $     46,341            $ 26,192
Gross Revenue                                 $     14,305            $      8,128            $   6,177
Track Fees                                    $      6,038            $      3,646            $   2,392
License Fees                                  $      3,463            $      1,899            $   1,564
                                             ----------------------- ----------------------- --------------
Net Revenue                                   $      4,804            $      2,583            $   2,221
Other Operating Expenses                      $      4,101            $      3,316            $     785
Depreciation and Amortization                 $      1,213            $      1,397            $    (184)
Other income (expense)                        $       (108)           $         (3)           $    (105)
                                             ----------------------- ----------------------- --------------
Net Loss                                      $       (618)           $     (2,133)           $   1,515
                                             ======================= ======================= ==============
Basic Loss per Share                          $      (0.02)           $      (0.11)           $    0.09
                                             ======================= ======================= ==============

-----------------------------------------------------------------------------------------------------------
Reconciliation of Net Loss to EBITDA:
                 Net Loss                     $       (618)           $     (2,133)           $   1,515
                 Depreciation and
                 Amortization                 $      1,213            $      1,397            $    (184)
                 Interest (Income) Expense    $        108            $          3            $     105
                                             ----------------------- ----------------------- --------------
EBITDA (1)                                    $        703            $       (733)           $   1,436
                                             ======================= ======================= ==============

                                YOUBET.COM, INC.
                       STATEMENT OF OPERATIONS (UNAUDITED)
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

                                                 Nine mos. 2003          Nine mos. 2002          Change
                                                        (In thousands except per share amounts)

Handle                                        $   206,837             $    112,970            $   93,867
Gross Revenue                                 $    39,093             $     16,756            $   22,337
Track Fees                                    $    18,117             $      6,536            $   11,581
License Fees                                  $     7,651             $      3,630            $    4,021
                                             ----------------------- ----------------------- --------------
Net Revenue                                   $    13,325             $      6,590            $    6,735

Other Operating Expenses                      $    11,551             $      9,869            $    1,682
Depreciation and Amortization                 $     4,097             $      4,195            $      (98)
Other income (expense)                        $      (526)            $       (130)           $     (396)
                                             ----------------------- ----------------------- --------------
Net Loss                                      $    (2,849)            $     (7,604)           $    4,755
                                             ======================= ======================= ==============
Basic Loss per Share                          $     (0.11)            $      (0.38)           $     0.27
                                             ======================= ======================= ==============

-----------------------------------------------------------------------------------------------------------
Reconciliation of Net Loss to EBITDA:
                 Net Loss                     $    (2,849)            $     (7,604)           $   4,755
                 Depreciation and
                 Amortization                 $     4,097             $      4,195            $     (98)
                 Interest (Income) Expense    $       526             $        130            $     396
                                             ----------------------- ----------------------- --------------
EBITDA (1)                                    $     1,774             $     (3,279)           $   5,053
                                             ======================= ======================= ==============

(1) Represents net income (loss) before interest income and expense, tax expense or benefit, and depreciation and amortization. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash provided by or used in operating activities and should not be considered in isolation, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles. However, our analysts believe EBITDA is a valuable measure of cash flow from operations and that it is not indicative of actual results from operations.